Exhibit 99.2

Andy Omiridis, EVP, Chief Financial Officer AMERISAFE 337.463.9052

AMERISAFE DECLARES SPECIAL DIVIDEND OF $3.50 PER SHARE AND REGULAR QUARTERLY DIVIDEND

DeRidder, LA – October 25, 2023 – AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of workers’ compensation insurance focused on high-hazard industries, today announced that its Board of Directors had declared a special cash dividend of $3.50 per share.

The special cash dividend will be payable on December 15, 2023 to shareholders of record as of December 1, 2023. The Board of Directors also declared a regular quarterly dividend of $0.34 per share, payable on December 15, 2023 to shareholders of record as of December 1, 2023.

“We are pleased to announce this special dividend which reflects our underwriting expertise and discipline. Returning excess capital to shareholders via special dividends is a key component of AMERISAFE’s capital management strategy,” said G. Janelle Frost, President and Chief Executive Officer.

Over the past eleven years, the Company has declared $42.89 per share in dividends, comprising $9.64 in regular dividends and $33.25 in special dividends per share.

More information on the dividend and information on the company’s third quarter earnings can be found in AMERISAFE’s accompanying earnings release issued today.

ABOUT AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging and lumber, agriculture, and manufacturing. AMERISAFE actively markets workers’ compensation insurance in 27 states.